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                                                                   EXHIBIT 10.82




                                   AGREEMENT


         This AGREEMENT, dated as of September 9, 1999, is entered into by and between Ferrofluidics Corporation (the "Company"), a Massachusetts corporation with its principal place of business at 40 Simon Street, Nashua, New Hampshire, and Paul F. Avery, Jr. ("Avery").

         WHEREAS, the Company and Avery entered into that certain Employment Agreement, dated as of June 3, 1998, as amended on June 3, 1999 (the "Employment Agreement"); and

         WHEREAS, the parties hereto desire to set forth certain additional matters relating to Avery's employment with the Company as President, Chief Executive Officer and Chairman of the Board as governed by the Employment Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth herein, the parties hereby agree:

         1. For clarification purposes, the parties hereby agree and acknowledge that, notwithstanding anything contained in the Employment Agreement to the contrary, in the event that a Terminating Event (as defined in the Employment Agreement) shall occur following a Change in Control (as defined in the Employment Agreement), in addition to any payments to which Mr. Avery may be entitled pursuant to Section 5b of the Employment Agreement, the Company and Avery shall immediately thereafter enter into an agreement pursuant to which Avery shall be engaged as a consultant to the Company. The terms and conditions of such consultancy shall be identical to those set forth in the Consulting Agreement, dated May 1, 1997, between the Company and Avery, and shall provide, among other things, that Mr. Avery shall be engaged as a consultant to the Company for a period of three (3) years and shall receive consulting fees at a rate of $10,000 per month. Notwithstanding the foregoing, upon the engagement of Avery as a consultant as provided by the foregoing, the Company may also request that Avery continue to serve as the Chairman of the Board of Directors. If the Company so requests, and if Avery agrees to so serve, the Company shall pay Avery an annual retainer of $50,000 for such service for so long as Avery serves in such position. Such retainer shall be in addition to any and all payments to be made to Avery under the consulting arrangement discussed above.


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         IN WITNESS WHEREOF, this Arrangement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Avery, as of the date first above written.


                                              FERROFLUIDICS CORPORATION



/s/ Paul F. Avery, Jr.                        By: /s/ Dennis R. Stone
---------------------------                       ------------------------------
Paul F. Avery, Jr.                                Dennis R. Stone
                                                  Chairman, Compensation
                                                  Committee of the Board of
                                                  Directors